Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 16 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

LEGION PARTNERS, L.P. I

Sale of Cash-Settled Total Return Swap	(2,623,434)	3.8362	08/06/2026
Sale of Common Stock	(24,716)	3.8977[i]	08/06/2026

LEGION PARTNERS, L.P. II

Sale of Cash-Settled Total Return Swap	(233,225)	3.8362	08/06/2026
Sale of Common Stock	(37,661)	3.8977[i]	08/06/2026

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XI

Sale of Common Stock	(370,001)	3.8977[i]	08/06/2026

i Represents a weighted average price. These securities were sold in multiple transactions at prices ranging from $3.8000 to $4.0650, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price within the range set forth in this footnote.